[ATLAS AIR
 WORLDWIDE HOLDINGS LOGO]                                           NEWS RELEASE
               -----------------------------------------------------------------
               2000 WESTCHESTER AVENUE, PURCHASE, NEW YORK, 10577 o 914-701-8400


FOR IMMEDIATE RELEASE:

Contacts:  Regina Milano (Media)  914-701-8417
           Dan Loh (Investors)    914-701-8210


                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
               4Q06 PRETAX EARNINGS EXPECTED TO EXCEED $60 MILLION

 BUSINESS REPOSITIONED TO DELIVER 2007 PRETAX EARNINGS IN EXCESS OF $110 MILLION

  KEY TRANSITION QUARTER COMPLETED - 3Q06 NET INCOME $7.1 MILLION, $0.34 SHARE

          AAWW TO HOST CONFERENCE CALL, WEBCAST AT 11 A.M. EASTERN TIME

PURCHASE, N.Y., NOVEMBER 8, 2006 - Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo services, announced today that it is on pace in the fourth quarter of 2006 to outperform fourth-quarter 2005 earnings, following three quarters of underperformance versus the comparable 2005 quarters.

For the quarter ended September 30, 2006, AAWW reported net income of $7.1 million, or $0.34 per diluted share, on revenues of $361.1 million. Operating income of $32.9 million in the quarter included a nonrecurring gain of $6.2 million on the disposal of aircraft. In addition, pretax income of $8.4 million reflected both the gain on disposal of aircraft and a one-time, non-cash expense of $12.5 million associated with the early retirement of outstanding debt.

"We began 2006 with a cost structure and fleet sized for 2005's unusually high military volumes," said William J. Flynn, President and Chief Executive Officer of AAWW. "We have since strategically repositioned the Company for margin improvement and earnings growth, and we're going into 2007 with our fleet and cost structure scaled to fit more sustainable business opportunities that are less dependent on military volumes. Our fourth-quarter 2006 forecast for pretax income in excess of $60 million compares favorably with $45 million in the fourth quarter of 2005. We've achieved our most important 2006 goal: sustainable levels of profitability."

Bolstered by its military business, AAWW posted pretax earnings of $123.8 million for the full year 2005, substantially ahead of expectations. "We determined that 2005 levels of military business were unlikely to continue," Mr. Flynn explained. "By optimizing our fleet and cost structure and capturing new opportunities like our recently announced DHL transaction, we can move beyond 2005's profitability in years to come. We expect pretax earnings to exceed $110 million in 2007, closer to 2005's pretax earnings but on lower revenues, resulting in higher margins."

Mr. Flynn said, "The market is strong for ACMI, where we are the world's technology leader. We have strengthened our scheduled-service business through network optimization and have leveraged Polar Air Cargo's strategic route structure, optimal assets and high service reliability."

AAWW acquired Polar Air Cargo from GE Capital Aviation Services in 2001 for an effective purchase price of $54 million. In mid October, we entered into an agreement for DHL to acquire a 49% equity interest in Polar's scheduled-service business for $150 million. While we expect to recognize a significant gain on this transaction by no later than 2008, we do not expect that gain to be realized in 2006 or 2007 and it is not reflected in our earnings guidance.

The transaction also includes a landmark 20-year commercial arrangement that will ensure DHL access to aircraft capacity in key global markets, while providing AAWW companies with a valuable, long-term customer and potential revenue stream in excess of $3.5 billion over the full-term of the agreement. Further, DHL will also have access to available additional aircraft capacity from our Atlas Air subsidiary. We believe that our long-term strategic partnership with DHL will be an important contributor to stockholder value.

Mr. Flynn added: "A key component of our strategic plan focuses on fleet renewal and technology leadership, which we have addressed through our recent order for 12 state-of-the-art Boeing 747-8 Freighters, with options to purchase an additional 14. We are a launch customer, and when we take delivery in 2010 and 2011 we will be among the first to offer customers the greater capacity and improved operating performance of this aircraft.

"We will be well-positioned to participate in growth opportunities in the expanding air cargo markets, especially in the ACMI sector where demand for long-haul, intercontinental, wide-body freighters has been outpacing the core increase in demand for air cargo capacity."

Complementing the transformation in the Company's business profile in 2006, AAWW repaid $141 million of high-cost debt, thereby enhancing its strategic and operating flexibility; listed its common stock shares on the NASDAQ Global Select Market; and attained membership in the Russell 2000(R) Index of small-cap stocks.

As part of the Company's ongoing fleet strategy, AAWW deliberately resized its fleet by phasing out seven B747 Classics. These actions maximized the Company's returns on these assets by capitalizing on sale and lease opportunities in the secondary market. In addition, we have eliminated in excess of $25 million of annualized operating and overhead costs associated with these aircraft.

Continuous Improvement initiatives contributed approximately $4 million of cost savings to the Company's third-quarter results, with another $10 million of cost savings expected to be realized in the fourth quarter. AAWW anticipates that it will achieve the majority of the $100 million Continuous Improvement benefits during 2007, with the balance to be achieved in 2008. The Company continues to identify and will achieve additional cost saving opportunities.

Mr. Flynn concluded: "We will continue to be an innovator in the airfreight market, and we will meet the evolving needs of our customers. Our team is focused on executing our strategy and delivering on our plan. We are positioned for an exciting, dynamic future for AAWW."

CONFERENCE CALL

Management will host a conference call to discuss the AAWW's third-quarter 2006 financial and operating results at 11:00 A.M. Eastern Time on Wednesday, November 8, 2006.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites through November 10, 2006. A replay will also be available through November 10 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11075511#.

3Q06 PERFORMANCE FACTORS VERSUS 3Q05

AAWW's operating revenues in the third quarter of 2006 were $43.8 million lower than in the previous year's third quarter. The 10.8% decline in operating revenues reflected a 17.9% reduction in average operating aircraft (32.0 versus 39.0) and an 18.3% reduction in total block-hour flying activity.

Aggregate revenues in the latest reporting period reflected an 18.8% decrease in ACMI revenue, a 26.8% decrease in AMC Charter revenue, and a 47.5% decrease in Commercial Charter revenue, offset in part by a 14.4% increase in Scheduled Service revenue.

Higher year-over-year unit revenues in AAWW's ACMI and AMC Charter service segments partially mitigated the impact of the 18.3% reduction in total block hours. Revenue per block hour increased 7.1% in the ACMI business and 15.5% in the AMC Charter business, while revenue per block hour decreased 12.8% in the Commercial Charter business and revenue per available ton mile (RATM) decreased 2.6% in the Scheduled Service business.

ACMI performance in the third quarter of 2006 benefited from relative strength in demand for Boeing 747-400 freighter aircraft, which counterbalanced weaker conditions in the ACMI market for Boeing 747-200 freighter aircraft.

Improved average block-hour rates in the ACMI segment during the quarter ($5,963 versus $5,570) contrasted with a 24.2% decline in block hours (15,773 versus 20,804), which reflected a reduction in 747-200 flying.

Twelve aircraft (10 Boeing 747-400s and two Boeing 747-200s) were directly supporting the Company's ACMI operations at September 30, 2006, compared with 17 aircraft (10 Boeing 747-400s and seven Boeing 747-200s) at September 30, 2005.

Despite stronger revenues during the quarter, the performance in the Scheduled Service segment was negatively affected by higher fuel costs, a decrease in the number of return flights based on one-way AMC missions, and an increase in fixed costs allocated to the segment due to excess, underutilized 747-200 capacity during the quarter.

Traffic (as measured by revenue ton miles, or RTMs) increased 11.8%, and capacity (as measured by available ton miles, or ATMs) increased 17.6%. As a result, load factor declined compared with the year-ago period (62.9% versus 66.2%). Unit revenues (RATM) in the Scheduled Service segment decreased 2.6% ($0.260 versus $0.267) during the quarter, while yield increased 2.5% ($0.413 versus $0.403).

The decrease in AMC Charter activity during the quarter was primarily due to an overall reduction in the U.S. military's heavy-lift requirements. Segment performance was also burdened by an excess of underutilized 747-200 capacity during the quarter.

In the AMC segment, improved block-hour rates ($16,277 versus $14,098) did not offset a 36.6% decline in block hours (5,196 versus 8,194). The improvement in block-hour rates primarily reflected an increase in the pegged rate for AMC fuel, which was set at $2.20 per gallon in the third quarter of 2006 compared with $1.40 per gallon in the third quarter of 2005.

Commercial Charter activity in the third quarter of 2006 reflected both a decrease in block-hour volumes (840 versus 1,364) and a decrease in block-hour rates ($14,269 versus $16,732). Commercial Charter's performance during the quarter was negatively affected by higher fuel costs, a decrease in the number of return flights based on one-way AMC missions, and the burden of excess, underutilized 747-200 capacity.

OPERATING EXPENSES

AAWW's operating expenses in the third quarter of 2006 were $8.7 million lower than in the comparable 2005 period, a decline of 2.6%. Significantly lower maintenance expense, lower landing fees, lower travel expenditures, and reduced depreciation were offset in part by higher aircraft fuel and an increase in ground handling and airport fees.

Maintenance expense was $16.5 million, or 33.4%, lower in the third quarter of 2006 compared with the same quarter in 2005. Both a decrease in heavy airframe maintenance activity (three 747-200 C Checks versus two 747-200 C Checks, one 747-200 D Check, and one 747-400 D Check in the third quarter of 2005) and a reduction in the number of engine overhauls (6 versus 13) contributed to the lower level of maintenance expenditures.

Maintenance expense during the quarter also benefited from the lower level of block-hour activity compared with the third quarter of 2005 and from a reduction in maintenance activity associated with Classic aircraft that the Company discontinued flying as of midyear.

Landing fees declined $4.0 million, or 19.6%, during the quarter, mainly due to a reduction in AMC and Commercial Charter block hours, partly offset by an increase in Scheduled Service activity. Travel expense also declined $3.7 million, or 24.7%, primarily due to a reduction in crew travel related to the decline in total block-hour activity as well as improved efficiency in crew scheduling.

Labor expenses were $2.0 million, or 3.2%, lower than in the year-ago third quarter. The decrease was primarily due to a decrease in crew salaries related to a reduction in operating fleet and total block hours, offset by an increase in the expensing of $0.7 million for management, crew and other employees.

Depreciation and amortization declined $1.5 million, or 12.7%, primarily due to a $2.5 million decrease in the amortization of customer contracts.

Other operating expenses decreased $3.5 million, or 12.9%, versus the third quarter of 2005, primarily due to a $2.4 million decrease in consulting fees related to the redesign of internal controls that occurred in 2005, a $2.0 million decrease in freight and other expenses, offset by a $1.3 million increase in professional fees.

Aircraft fuel expense increased $17.4 million, or 16.6%, versus the third quarter of 2005, as higher fuel prices were only partly offset by a 14.9% decline in total fuel consumption, which reflected an 11.8% reduction in non-ACMI block hours.

Fuel consumption in the Scheduled Service and Commercial Charter businesses increased 3.9%, reflecting a 7.5% increase in total Scheduled Service and Commercial Charter block hours, while the average price for fuel consumed in these segments increased 22.4% ($2.26 per gallon versus $1.85). In addition, fuel consumption in the AMC business decreased 39.0%, as AMC block hours declined 36.6%, but the pegged price for AMC fuel increased 57.1% ($2.20 per gallon versus $1.40).

Ground handling and airport fees increased $3.3 million, or 20.5%, mainly as a result of the increase in Scheduled Service business activity.

INTEREST EXPENSE

Interest expense decreased $5.4 million, or 27.6%, compared with the third quarter of 2005, primarily reflecting the repayment of debt, including the prepayment of $140.8 million of debt during the quarter.

INCOME TAX EXPENSE

AAWW recorded an effective income tax rate of 15.8% for the quarter ended September 30, 2006 compared with an effective tax rate of 41.0% in the quarter ended September 30, 2005. The difference in rates primarily reflected the final settlement of a federal income tax examination during the third quarter of 2006 that resulted in the release of an income tax reserve, $2.0 million of which reduced the Company's income tax expense for the quarter.

CASH AND CASH EQUIVALENTS

At September 30, 2006, AAWW's cash and cash equivalents totaled $172.8 million compared with $305.9 million at year-end 2005.

OUTSTANDING DEBT

Also at September 30, 2006, AAWW's balance sheet debt and capital lease obligations totaled $423.2 million, including current maturities of $19.2 million.

As of September 30, 2006, AAWW had $84.9 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

AAWW's on-balance sheet debt and capital lease obligations before discount at September 30, 2006 totaled $508.1 million, which compared with $689.9 million on December 31, 2005.

EVENTS AFFECTING CASH AND OUTSTANDING DEBT IN THE THIRD QUARTER

On July 31, 2006, AAWW repaid in full from its existing cash balances approximately $140.8 million of principal (before discount related to fair market value adjustments) outstanding under two credit facilities administered by Deutsche Bank Trust Company Americas, the Aircraft Credit Facility and the AFL III Credit Facility.

In connection with the repayment, the Company incurred a one-time, non-cash, pretax expense of approximately $12.5 million in the third quarter of 2006 related to the write-off of the remaining unamortized discount associated with the two facilities.

AAWW also terminated an existing revolving credit facility (the Exit Facility) with Wachovia Bank National Association on August 1, 2006. No borrowings were outstanding under the Exit Facility, and no termination penalties or fees resulted from the early termination of the facility.

The removal of all the restrictive covenants associated with the three facilities, as well as the removal of associated financing liens, has enhanced AAWW strategic and operating flexibility.

NON-GAAP FINANCIAL MEASURES

With respect to non-GAAP measures frequently used by AAWW's management to analyze its results, EBITDAR, as adjusted (defined as "earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on the disposal of assets, and pre-petition and post-emergence costs and related professional fees, as applicable"), totaled $75.5 million in the third quarter of 2006 compared with $110.4 million in the third quarter of 2005.

In addition, EBITDA, as adjusted (defined as "earnings before interest, taxes, depreciation, amortization, gains on the disposal of assets, and pre-petition and post-emergence costs and related professional fees, as applicable"), totaled $36.9 million in the latest reporting period compared with $72.8 million in the third quarter of 2005.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement AAWW's financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding pre-petition and post-emergence costs and related professional fees.

AAWW's management uses these non-GAAP financial measures in assessing the performance of the Company's ongoing operations and liquidity and in planning and forecasting future periods.

ABOUT ATLAS AIR WORLDWIDE HOLDINGS, INC.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world's largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW's press releases, SEC filings and other information can be accessed through the Company's home page, www.atlasair.com.

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW's current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the "companies") that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies' ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our continued ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies' products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW's reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading "Risk Factors" in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on April 14, 2006. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2006 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

                                      * * *

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                              FOR THE THREE MONTHS ENDED            FOR THE NINE MONTHS ENDED
                                              --------------------------            -------------------------
                                           SEPTEMBER 30,      SEPTEMBER 30,      SEPTEMBER 30,      SEPTEMBER 30,
                                           -------------      -------------      -------------      -------------
                                               2006               2005               2006               2005
                                               ----               ----               ----               ----

OPERATING REVENUES
Scheduled Service                           $   158,458        $   138,546        $   439,717        $   400,661
ACMI                                             94,047            115,875            294,599            348,037
AMC Charter                                      84,574            115,516            229,651            308,789
Commercial Charter                               11,986             22,823             60,269             53,923
Other revenue                                    12,007             12,139             35,406             35,620
                                            -----------        -----------        -----------        -----------
                                            $   361,072        $   404,899        $ 1,059,642        $ 1,147,030
                                            -----------        -----------        -----------        -----------

OPERATING EXPENSES
Aircraft fuel                                   122,522            105,115            339,009            286,633
Salaries, wages and benefits                     59,731             61,686            178,901            175,747
Maintenance, materials and repairs               32,966             49,467            116,845            172,422
Aircraft rent                                    38,534             37,552            114,489            111,981
Ground handling and airport fees                 19,301             16,017             54,211             53,525
Landing fees and other rent                      16,394             20,393             50,271             59,445
Depreciation and amortization                    10,275             11,768             30,320             37,838
Gains on disposal of aircraft                    (6,256)            (7,467)            (9,035)            (7,467)
Travel                                           11,219             14,896             37,057             44,248
Pre-petition and post-emergence costs
  and related professional fees                      39                504                316              2,988
Other                                            23,482             26,955             76,718             77,418
                                            -----------        -----------        -----------        -----------
Total operating expenses                        328,207            336,886            989,102          1,014,778
                                            -----------        -----------        -----------        -----------

Operating income                                 32,865             68,013             70,540            132,252
                                            -----------        -----------        -----------        -----------

NON-OPERATING EXPENSES
Interest income                                  (2,679)            (2,015)            (9,921)            (4,134)
Interest expense                                 14,216             19,634             48,704             55,432
Loss on extinguishment of debt                   12,518                 --             12,518                 --
Other (income) expense, net                         398               (228)              (513)             1,942
                                            -----------        -----------        -----------        -----------
Total non-operating expenses                     24,453             17,391             50,788             53,240
                                            -----------        -----------        -----------        -----------

Income before income taxes                        8,412             50,622             19,752             79,012
Income tax expense                                1,330             20,759              5,673             32,620
                                            -----------        -----------        -----------        -----------
Net income                                  $     7,082        $    29,863        $    14,079        $    46,392
                                            ===========        ===========        ===========        ===========

INCOME PER SHARE:
Basic                                             $0.34              $1.47              $0.68              $2.29
                                                  =====              =====              =====              =====
Diluted                                           $0.34              $1.44              $0.67              $2.24
                                                  =====              =====              =====              =====

WEIGHTED AVERAGE SHARES:
Basic                                            20,730             20,306             20,613             20,243
                                                 ======             ======             ======             ======
Diluted                                          21,110             20,787             21,079             20,710
                                                 ======             ======             ======             ======

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
                       RECONCILIATION TO NON-GAAP MEASURES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                ----------------------------------------------------------------
                                                   FOR THE          FOR THE          FOR THE          FOR THE
                                                THREE MONTHS     THREE MONTHS      NINE MONTHS      NINE MONTHS
                                                    ENDED            ENDED            ENDED            ENDED
                                                SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                                    2006             2005             2006             2005
                                                -------------    -------------    -------------    -------------

INCOME BEFORE INCOME TAXES                        $   8,412        $  50,622        $  19,752        $  79,012

Pre-petition and post-emergence costs and
  related professional fees                              39              504              316            2,988

Gains on disposal of aircraft                        (6,256)          (7,467)          (9,035)          (7,467)
                                                  ---------        ---------        ---------        ---------

PRETAX INCOME BEFORE GAINS ON DISPOSAL OF
  AIRCRAFT AND PRE-PETITION AND
  POST-EMERGENCE COSTS AND RELATED
  PROFESSIONAL FEES                                   2,195           43,659           11,033           74,533

Interest expense, net                                11,537           17,619           38,783           51,298
Loss on extinguishment of debt                       12,518               --           12,518               --
Other non-operating (income) expense                    398             (228)            (513)           1,942
                                                  ---------        ---------        ---------        ---------

OPERATING INCOME BEFORE NON-OPERATING
  EXPENSES, GAINS ON DISPOSAL OF AIRCRAFT,
  AND PRE-PETITION AND POST-EMERGENCE COSTS
  AND RELATED PROFESSIONAL FEES                      26,648           61,050           61,821          127,773

Depreciation and amortization                        10,275           11,768           30,320           37,838
                                                  ---------        ---------        ---------        ---------

EBITDA, AS ADJUSTED*                                 36,923           72,818           92,141          165,611

Aircraft rent                                        38,534           37,552          114,489          111,981
                                                  ---------        ---------        ---------        ---------

EBITDAR, AS ADJUSTED*                             $  75,457        $ 110,370        $ 206,630        $ 277,592
                                                  =========        =========        =========        =========




*  EBITDA,  as  adjusted:   Earnings  before  interest,   taxes,   depreciation,
amortization,   gains  on  the  disposal  of  assets,   and   pre-petition   and
post-emergence costs and related professional fees, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on the disposal of assets, and pre-petition and post-emergence costs and related professional fees, as applicable.

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
                    OPERATING STATISTICS AND TRAFFIC RESULTS
                                   (UNAUDITED)

                               FOR THE THREE MONTHS ENDED                FOR THE NINE MONTHS ENDED
                                      SEPTEMBER 30,                             SEPTEMBER 30,
                               --------------------------     PERCENT    -------------------------      PERCENT
                                   2006          2005         CHANGE        2006           2005         CHANGE
---------------------------------------------------------     -------    -------------------------      -------

FLEET: (average during  the
  period)

  Operating aircraft count (1)      32.0           39.0       (17.9%)         36.4           39.0        (6.7%)

BLOCK HOURS
  Scheduled Service               10,269          8,972        14.5%        28,920         27,989        (3.3%)
  ACMI                            15,773         20,804       (24.2%)       49,839         63,901       (22.0%)
  AMC Charter                      5,196          8,194       (36.6%)       14,272         21,932       (34.9%)
  Commercial Charter                 840          1,364       (38.4%)        4,104          3,595        14.2%
  All Other                          198            182         8.8%           575            649       (11.4%)
                                  ------         ------       -----         ------        -------       -----
  Total Block Hours               32,276         39,516       (18.3%)       97,710        118,066       (17.2%)
                                  ======         ======       =====         ======        =======       =====

REVENUE PER BLOCK HOUR
  ACMI                           $ 5,963        $ 5,570         7.1%       $ 5,911        $ 5,446         8.5%
  AMC Charter                    $16,277        $14,098        15.5%       $16,091        $14,079        14.3%
  Commercial Charter             $14,269        $16,732       (12.8%)      $14,685        $14,999        (2.1%)

SCHEDULED SERVICE TRAFFIC
  RTM's (000's)                  384,061        343,607        11.8%     1,078,079      1,065,903         1.1%
  ATM's (000's)                  610,307        519,169        17.6%     1,708,803      1,629,053         4.9%
  Load Factor                       62.9%          66.2%    -3.3 pts          63.1%          65.4%    -2.3 pts
  RATM (2)                        $0.260         $0.267        (2.6%)       $0.257         $0.246         4.5%
  RTM Yield (3)                   $0.413         $0.403         2.5%        $0.408         $0.376         8.5%

FUEL
  SCHEDULED SERVICE AND
  COMMERCIAL CHARTER:
  Average fuel cost per
    gallon                        $ 2.26         $ 1.85        22.4%        $ 2.13         $ 1.71        24.6%
  Fuel gallons consumed
    (000's)                       37,464         36,063         3.9%       110,937        106,997         3.7%

  AMC CHARTER:
  Average pegged fuel cost
    per gallon                    $ 2.20         $ 1.40        57.1%        $ 2.20         $ 1.40        57.1%
  Fuel gallons consumed
    (000's)                       17,137         28,115       (39.0%)       46,887         74,971       (37.5%)

    (1) Operating  Fleet excludes the following  aircraft count that were dry leased or out of service:

  Dry leased                         3.0            3.0          --            3.0            3.0          --
  Out of service                     6.0             --          --            2.0            0.6       233.3%

    (2) RATM  represents  scheduled  service revenue dollars per available ton mile.

    (3) RTM Yield represents scheduled service revenue dollars per revenue ton mile.